EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 27 October 2016

TAUTACHROME Inc. Announces Filing of its Series D Preferred Shares

ORO VALLEY, Ariz., Oct. 27, 2016 (GLOBE NEWSWIRE) Tautachrome, Inc. (OTC-PINK: TTCM) today announced the designation of 13,795,104 shares of Series D Convertible Preferred Stock, to be issued in exchange for the retirement of 1,379,510,380 shares of Tautachrome common stock owned by several of the company’s insiders.

Under the terms of the intended exchange, every 100 shares of common stock retired will be exchanged for one share of the new Series D preferred stock. The voting power of the participating insiders as a group, and the relative voting power between the insiders individually, will be unchanged. Each Series D preferred share will have 100 votes in any shareholder action.

Each Series D preferred share will automatically convert into 100 shares of common stock after five years, subject to the right of each holder to convert earlier upon the occurrence of certain specified events. One such event will take place if the average closing price of the Company’s stock on the OTC markets is at least $3.00 per share for five consecutive trading days, at which point the holder may convert each Series D preferred share into 100 shares of the Company’s common stock.

The other event that will allow holders of Series D preferred stock to convert prior to the expiration of the five year period is a listing on either the Nasdaq or the NYSE stock exchanges. Upon such a listing, each share of Series D preferred stock may be converted into 110 shares of common stock, which includes a 10% incentive bonus to the holders.

Dr. Jon N Leonard, CEO said “I believe that the retirement of over a billion and a quarter common shares from our issued and outstanding common stock will benefit the Company and its shareholders. Furthermore, the lengthy holding period demonstrates the substantial commitment of our management and principal shareholders to the success of the Company and its flagship KlickZie technology.”

About Tautachrome, Inc.

Tautachrome, Inc. (OTC-PINK: TTCM) is an emerging growth company in the developing digital imagery technology sector.  Tautachrome is an Internet technology development company with operations in America and Australia. Tautachrome has revolutionary patents pending, including Talk-to-the-Picture social networking and trustable imagery-based interaction.

Safe Harbor Statement Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

Contact: Tautachrome, Inc.
Tel: +1 520 318 5578
Web: www.tautachrome.com